EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MICROTEK MEDICAL HOLDINGS ANNOUNCES THIRD QUARTER 2005 RESULTS

Healthcare revenues increase 3.8 percent and 11.5 percent for the third quarter and first nine months of 2005

ALPHARETTA, GA, November 8, 2005 – Microtek Medical Holdings, Inc. (NASDAQ: MTMD), a leading manufacturer and supplier of innovative product solutions for patient care, occupational safety and management of infectious and hazardous waste for the healthcare industry, today announced results for the third quarter and nine months ended September 30, 2005.

Net revenues for the third quarter and first nine months of 2005 totaled $33.5 million and $101.7 million, respectively, compared to revenues of $34.0 million and $93.4 million for the 2004 quarter and nine-month period. The Company’s healthcare operations generated net revenues of $32.5 million and $97.8 million in the third quarter and first nine months of 2005, respectively, representing growth over the corresponding 2004 periods of 3.8 percent, and 11.5 percent, respectively. OTI division net revenues were $1.0 million in the third quarter of 2005 and $4.0 million in the first nine months of 2005, representing a decline of $1.7 million from $2.7 million and $5.7 million in the third quarter and first nine months of 2004, respectively. This decline is consistent with the Company’s expectations and is a result of the September 2004 licensing of the Company’s OREX technology and the related sale of $1.2 million in raw material inventories which was recorded in September 2004.

“We are pleased with the growth we achieved in our international and OEM divisions during the third quarter and first nine months of this year. International revenues have been consistently noteworthy this year, and our OEM revenue growth of 18 percent in the third quarter was very encouraging,” stated Dan R. Lee, President and CEO. “Even though we performed well in our international and OEM divisions, a few of our domestic branded product lines did not perform to our expectations due to increased competitive pressures and the consolidation of two large customers in 2004. We have implemented a number of initiatives which we believe will improve our domestic branded revenues, including a recent realignment of our domestic branded sales and marketing resources to better match current market opportunities. We have additional work to do, but with new product introductions, improved marketing strategies and a realigned sales and marketing team, we believe that we are becoming better positioned to capitalize on the long-term opportunities for our domestic branded business.”

In the third quarter of 2005, the Company’s net income was $7.9 million, or $0.18 per diluted share, which includes $6.5 million in non-cash deferred income tax benefits. Net income for the third quarter of 2004 was $2.2 million, or $0.05 per diluted share. For the first nine months of 2005, the Company’s earnings were $12.2 million, or $0.27 per diluted share, which includes $6.3 million in non-cash deferred income tax benefits. Other expenses reflected in the Company’s 2005 year-to-date earnings include foreign currency exchange losses of $285 thousand (net of taxes of $131 thousand) associated with the weakness of the US dollar against the EURO, expenses of approximately $139 thousand related to the second quarter closure of the Company’s manufacturing facilities in Gurnee, Illinois and severance expenses of approximately $400 thousand related to the Gurnee closures and realignment of the Company’s sales and marketing organization this year. Net income for the first nine months of 2004 was $5.6 million, or $0.13 per diluted share.

Mr. Lee commented, “The impact of certain items beyond our control, including foreign currency exchange rates associated with the Dominican peso and rising prices for fuel and other petroleum-based products, have increased our raw material and transportation costs and affected our earnings. Where possible, we are attempting to recover portions of these cost increases through increased prices to our customers. We are also looking at other cost saving measures to help mitigate the impact of these cost increases on our earnings.”

Mr. Lee concluded, “Because we have eliminated the valuation allowance for our Federal net operating loss carryforwards, beginning in the fourth quarter of 2005, we will be providing for Federal income taxes in our quarterly financial statements and expect our total effective tax rate for financial reporting purposes to be in the range of 32 percent to 34 percent, assuming no significant changes our mix of business. However, for the foreseeable future, we expect to continue to make cash payments for taxes at approximately 10 to 12 percent of pretax earnings until our Federal NOL carryforwards of more than $71 million are fully utilized. These NOL carryforwards represent a significant asset and will continue to provide considerable cash savings and a source of funds for future growth and investment in our business for years to come. Going forward, we are confident that the elimination of the complexities of the NOL valuation allowance and our fully taxed earnings each quarter will facilitate greater clarity in the evaluation of our results.”

At September 30, 2005, the Company had cash and investments of approximately $9.1 million, and its working capital (current assets minus current liabilities) approximated $54.2 million. By the end of the third quarter, the Company had reduced borrowings under its credit facility to less than $500 thousand and had additional availability of approximately $16.4 million. The Company will use its strong cash flow and balance sheet to invest in its current business and explore acquisition opportunities to expand its leadership position in infection control and surgically related opportunities.

The Company is forecasting net revenues for 2005 of approximately $135 million. The Company also expects its earnings for 2005 to be approximately $0.30 to $0.31 per diluted share, including the year-to-date net deferred tax benefit of $6.3 million (or approximately $0.14 per diluted share) and the Company’s expectation of fully taxed fourth quarter 2005 earnings of approximately $0.03 to $0.04 per diluted share. The Company’s net revenues for the year ended December 31, 2004 were $126.6 million and net income for 2004 was $0.18 per diluted share, excluding $0.04 cents per diluted share related to deferred income tax benefits.

In light of the deferred income tax benefits recorded in the third quarter of 2005, the Company has provided pro forma results and guidance calculations related to fully taxed net income and fully diluted, fully taxed net income per share in the appendix to this press release.

Conference Call:  The Company invites its shareholders and other interested parties to join its conference call which will be conducted by Dan R. Lee, President and Chief Executive Officer, and Jerry Wilson, Chief Financial Officer, at 4:30 p.m. Eastern Time on Tuesday, November 8, 2005. This conference call will be accessible to the public by calling 1-877-407-9210 (U.S.), Reference: Microtek Medical. International callers dial 1-201-689-8049. Callers should dial in approximately 10 minutes before the call begins. To access the live broadcast of the call over the Internet, go to Investor Relations page at www.MicrotekMed.com.

A conference call replay will be available through 11:59 p.m. Eastern Time on November 15, 2005 and can be accessed by calling 1-877-660-6853 (U.S.) or 1-201-612-7415 (international); for both reference conference call account #286, Conference ID #173044.

Actual Results Could Differ From Forward-Looking Statements:  This Press Release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to the Company’s belief that recently implemented sales and marketing initiatives, including a realignment of its domestic branded sales and marketing resources to better match current market opportunities, will improve its domestic branded revenues; the Company’s belief that new product introductions, improved marketing strategies and realignment of its sales and marketing team better position the Company to capitalize on the long-term opportunities for its domestic branded business; the Company’s ability to recover portions of raw material and transportation cost increases related to foreign currency pressures and rising fuel and other petroleum-based product prices through price increases to its customers; the Company’s ability to implement other cost saving measures to help mitigate the impact of foreign currency exchange rates and rising fuel and other petroleum-based product prices on the Company’s earnings; the Company’s expectations about its effective tax rate and the rate of its cash payments for income taxes beginning in the fourth quarter of 2005; the Company’s ability to utilize its Federal NOL carryforwards prior to their expiration; the Company’s intent to use cash savings from its Federal NOL carryforwards as a source of funds for future growth and investment in its business; and the Company’s forecasted revenues for 2005 and forecasted earnings per share for 2005 and fourth quarter 2005. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ from those referred to in such statements. These risks include, without limitation, those identified in Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, including, without limitation, the risks described in Risk Factors under the captions: “Low Barriers to Entry for Competitive Products”, “Potential Erosion of Profit Margins”, “Reliance upon Distributors”, “Small Sales and Marketing Force”, “Disruption of Sales and Marketing Group”, “Reliance upon Large Customers”, “Risks of Completing Acquisitions”, “Risks of Successfully Integrating Acquisitions”, “Reliance on International Operations”, “Reliance upon Microtek”, “Reliance upon Licensee for OTI’s Operating Results”, “Dependence on Key Personnel”, “Competition”, “Product Liability”, “Regulatory Risks”, “Risks of Obsolescence”, “Risks Affecting Protection of Technologies”, “Stock Price Volatility”, “Risks of Accounting for Income Taxes”, “Foreign Currency Risks”, “Risks for Increases in Costs of Raw Materials and Distribution Expenses” and “Anti-takeover Provisions”. The Company does not undertake to update its forward-looking statements to reflect future events or circumstances.

About Microtek Medical:
Microtek Medical is a leading manufacturer and supplier of innovative product solutions for patient care, occupational safety and management of infectious and hazardous waste for the healthcare industry. Headquartered near Atlanta, Georgia, the Company offers an extensive line of infection control, fluid control and safety products, such as disposable equipment and patient drapes, which are marketed to healthcare professionals through multiple channels, including direct sales, original equipment manufacturers (“OEM’s”) and private label arrangements.  Microtek Medical’s goal is to provide healthcare professionals with innovative product solutions that encompass a high-level of patient care and prevention of cross infection in operating rooms and ambulatory surgical centers worldwide.  For further information, visit www.microtekmed.com.

For More Information, Please Call (800) 476-5973
Dan R. Lee, President & CEO
Jerry Wilson, CFO
John Mills, Investor Relations    InvestorRelations@microtekmed.com

-Tables Follow –

MICROTEK MEDICAL HOLDINGS, INC.
Unaudited Financial Highlights

(in thousands, except for per share data)	Three months ended September 30		Nine months ended September 30
	2005	2004	2005	2004
Net revenues	$33,487	$33,984	$101,736	$93,438
Gross profit	11,945	12,972	39,163	36,304
Operating expenses:
Selling, general and administrative	10,014	10,253	30,947	28,978
Research and development	172	304	643	812
Amortization of intangibles	243	159	726	465

Total operating expenses	10,429	10,716	32,316	30,255
Gain (loss) on dispositions	17	215	(139)	215

Income from operations	1,533	2,471	6,708	6,264
Interest expense, net	(1)	(84)	(87)	(194)
Other income (expense), net	71	84	(217)	108

Income before income taxes	1,603	2,471	6,404	6,178
Income taxes:
Current tax expense	(225)	(287)	(564)	(578)
Deferred tax benefit	6,479	--	6,317	--

Total income tax benefit (expense)	6,254	(287)	5,753	(578)

Net income	$7,857	$2,184	$12,157	$5,600

Net income per share - basic	$0.18	$0.05	$0.28	$0.13

Net income per share – diluted	$0.18	$0.05	$0.27	$0.13

Weighted average shares outstanding – basic	43,369	43,102	43,305	42,951
Weighted average shares outstanding – diluted	44,563	44,409	44,479	44,506

Balance Sheet Data:	September 30, 2005	December 31, 2004
Cash and cash equivalents	$9,068	$8,964
Other current assets	56,613	55,366

Total current assets	65,681	64,330
Total assets	$135,974	$131,069

Current liabilities	11,436	$15,511
Long-term debt	549	4,984
Other liabilities	2,429	1,931

Total liabilities	14,414	22,426
Shareholders' equity	121,560	108,643

Total liabilities and shareholders' equity	$135,974	$131,069

APPENDIX

Pro Forma Results and Guidance
Pro forma results are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States (“GAAP”). Pro forma results are not a substitute for measures computed in accordance with GAAP. Definitions of such pro forma measurements are provided below. These definitions are provided to allow the reader to reconcile pro forma data and GAAP. The Company’s pro forma results may be different from the presentation of financial information by other companies.

The Company believes that fully taxed net income and fully taxed earnings per diluted share are important pro forma measures as they provide useful information for purposes of evaluating the Company’s performance to that of companies of comparable size, industry and scope of operations and evaluating the comparability of the Company’s operating results in different periods. Because of its significant net operating loss carryforwards for Federal tax purposes, the Company’s current provision for income taxes through the first nine months of 2005 includes only state and foreign income taxes for which the Company is currently liable. Additionally, as stated, the Company’s results of operations for the three months and nine months ended September 30, 2005 included net deferred income tax benefits of approximately $6.5 million and $6.3 million, respectively, resulting primarily from the decrease in the Company’s valuation allowance for its deferred tax assets. The Company’s net income and earnings per diluted share, the most directly comparable GAAP measures, may be reconciled to pro forma fully taxed net income and pro forma fully taxed earnings per diluted share as follows:

	Three months ended September 30		Nine months ended September 30
	2005	2004	2005	2004
Net income, as reported	$7,857	$2,184	$12,157	$5,600
Reversal of reported total income tax (benefit) expense [1]	(6,254)	287	(5,753)	578

Income before income taxes, as reported	1,603	2,471	6,404	6,178
Pro forma total income tax expense (at approx. 32%)	(513)	(791)	(2,049)	(1,977)

Pro forma fully taxed net income	$1,090	$1,680	$4,355	$4,201

Earnings per diluted share, as reported	$0.18	$0.05	$0.27	$0.13
Reversal of reported total income tax (benefit) expense [1]	(0.14)	0.01	(0.13)	0.01

Income before income taxes, as reported	0.04	0.06	0.14	0.14
Pro forma total income tax expense (at approx. 32%)	(0.01)	(0.02)	(0.04)	(0.05)

Pro forma fully taxed earnings per diluted share	$0.03	$0.04	$0.10	$0.09

The Company’s guidance for its earnings per diluted share for the full year ending December 31, 2005 may be reconciled to pro forma fully taxed earnings per diluted share as follows:

	Guidance Range
	Low	High
Forecasted earnings per diluted share for 2005	$0.30	$0.31
Reversal of forecasted total income tax benefit for 2005 [2]	(0.11)	(0.11)

Forecasted income before income taxes for 2005	0.19	0.20
Forecasted pro forma total income tax expense (at approx. 32%)	(0.06)	(0.06)

Forecasted pro forma fully taxed earnings per diluted share	$0.13	$0.14

The Company’s earnings per diluted share for the full year ending December 31, 2004 may be reconciled to pro forma fully taxed earnings per diluted share as follows:

Earnings per diluted share, as reported for 2004	$0.22
Reversal of reported income tax benefit for 2004	(0.02)
Pro forma income tax expense for 2004 (at approx. 32%)	(0.06)

Pro forma fully taxed earnings per diluted share for 2004	$0.14

_________________

1 Reported total income tax (benefit) expense, including per share amounts, for the three months and nine months ended September 30, 2005 and 2004 consist of the following:

	Three months ended September 30		Nine months ended September 30
	2005	2004	2005	2004
Current tax expense	$225	$287	$564	$578
Deferred tax benefit	(6,479)	--	(6,317)	--

Total income tax (benefit) expense	$(6,254)	$287	$(5,753)	$578

Current tax expense per diluted share	$--	$0.01	$0.01	$0.01
Deferred tax benefit per diluted share	(0.14)	--	(0.14)	--

Total income tax (benefit) expense, per diluted share	$(0.14)	$0.01	$(0.13)	$0.01

2 Forecasted total income tax benefit for the full year ending December 31, 2005 consists of the following:

Total income tax benefit, as reported for nine months ended
September 30, 2005	$(0.13)
Forecasted total income tax expense, fourth quarter 2005	0.02

Forecasted total income tax benefit for 2005	$(0.11)